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                                                                   EXHIBIT 21.01


SUBSIDIARIES OF THE COMPANY

         The following are the Subsidiaries of the Borrower. Each of the Subsidiaries is a 100-percent owned, direct subsidiary of the Borrower:

1.  Firearms Training Systems, LTD;

2.  F.A.T.S. Singapore PTE LTD;

3.  F.A.T.S. Foreign Sales Corporation;

4.  Firearms Training Systems Netherlands B.V.;

5.  Simtran Technologies; and

6.  Dart International, Inc.

         The following are the jurisdictions of incorporation of each of the
Subsidiaries:

1. Firearms Training Systems, LTD. is a company registered and existing under the laws of the United Kingdom.

2. F.A.T.S. Singapore PTE LTD. is a company organized and existing under the laws of the Republic of Singapore.

3. F.A.T.S. Foreign Sales Corporation is a corporation organized and existing under the laws of Barbados.

4. Firearms Training Systems Netherlands B.V. is a corporation organized and existing under the laws of The Netherlands.

5. Simtran Technologies is a corporation organized and existing under the laws of Canada.

6. Dart International, Inc. is a corporation organized and existing under the laws of the state of Colorado.